Exhibit 10.3

Purple Innovation, Inc.

2017 EQUITY INCENTIVE PLAN

Amended and Restated Option Grant Agreement

This Amended and Restated Option Grant Agreement modifies the Option Grant Agreement dated October 1, 2018 and evidences the grant of a Nonqualified Stock Option (the “Initial Grant”) and an agreement to grant Nonqualified Stock Options in the future (the “Future Grants”), pursuant to the provisions of the Purple Innovation, Inc. 2017 Equity Incentive Plan (the “Plan”) to the individual whose name appears below (the “Participant”), covering the specific number of shares of stock set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan):

1.	Name of Participant: Mark Watkins

2.	Initial Grant. The Initial Grant is comprised of an option to purchase 322,812 Common Shares of Purple Innovation, Inc. (the “Company”). The grant date of the Initial Grant is October 1, 2018 (the “Initial Grant Date”).

3.

Future Grants. Provided that the Participant continues to be employed by the Company or any of its subsidiaries, the Company shall automatically grant to Participant an option to purchase 71,736 Common Shares on each of the following dates, or, if such date is a weekend or holiday, the next following business day (each a “Future Grant Date”):

	•	November 6, 2018
	•	November 6, 2019
	•	November 6, 2020

4.	Exercise Price per Share:
(a)

Initial Grant. The exercise price of the Initial Grant shall be the greater of (i) the closing price of the Company’s Common Shares on the Initial Grant Date or (ii) the trailing sixty (60) day volume weighted average price of the Company’s Common Shares determined as of the Initial Grant Date.

	(b)	Future Grants. The exercise price of each Future Grant shall be equal to the trailing thirty (30) day volume weighted average price of the Company’s Common Shares determined as of the respective Future Grant Date.

5.	Vesting and Exercisability:

(a)

Initial Grant. The Initial Grant shall be subject to four-year monthly vesting following an initial 25% “cliff”; the date of the 25% “cliff” is November 6, 2018. Vesting of the remaining 75% will occur on the first day of each calendar month thereafter. “Cliff” means herein that no vesting will occur until the date when the first 25% vests and the remaining 75% begins to vest monthly.

(b)

Future Grants. Each Future Grant shall be subject to four-year monthly vesting following an initial one year 25% “cliff”; the date of the 25% one year “cliff” is the first anniversary date of the respective grant. Vesting of the remaining 75% will occur on the first day of each calendar month thereafter. “Cliff” means herein that no vesting will occur until the date when the first 25% vests and the remaining 75% begins to vest monthly.

	(c)	Termination. If Participant’s employment with the Company is terminated for Cause (as defined in the Participant’s Offer Letter of even date herewith), all of the Participant’s options issued under the Initial Grant or any Future Grant, whether vested or unvested, then outstanding shall be immediately forfeited and cancelled without payment.

6.	Change in Control: Notwithstanding the foregoing, upon a Change in Control (as defined in the Participant’s Offer Letter of even date herewith), the options issued under the Initial Grant or any Future Grant that are then outstanding shall vest as provided in the Plan.

7.	Clawback: The Initial Grant and each Future Grant is subject to any Company clawback policy as may be adopted or amended from time to time.

8.	Exercise:

With respect to the Initial Grant and any Future Grant, the Exercise Price shall be payable, at the Participant’s election (A) in cash; (B) if there is a public market for the Common Shares at the time of exercise, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which such option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which such option was exercised. Any fractional Common Shares shall be settled in cash.

9.	Expiration/Termination of Option: Each option shall have a term of five years. For the avoidance of doubt, to the extent not expired, terminated or cancelled earlier in accordance with the terms of Plan, the Initial Grant shall expire on October 1, 2023. The provisions of Section 7 of the Plan regarding death, Disability, Retirement and termination of employment (with and without Cause) shall apply.

Purple Innovation, Inc.

By:	/s/ Terry V. Pearce	November 9, 2018
	Terry V. Pearce Chairman of the Board	Dated

Agreed to and Accepted by:

/s/ Mark A. Watkins	November 9, 2018
Mark A. Watkins	Dated